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(FIRST FINANCIAL LOGO)                                              News Release

One First Financial Plaza, Terre Haute, IN 47807 o (812) 238-6000


FOR IMMEDIATE RELEASE                      For more information contact:
October 27, 2004                           Michael A. Carty at (812) 238-6264


                  FIRST FINANCIAL CORPORATION REPORTS RESULTS


TERRE HAUTE, INDIANA - First Financial Corporation (NASDAQ: THFF) today announced that the net income for the nine months ending September 30, 2004 increased 16.8% to $23.0 million compared to the $19.7 million earned for the same period of 2003. Earnings per share for the first nine months of 2004 increased 17.2% to $1.70 per share compared to $1.45 for the same period of 2003. Non-interest income, including life insurance proceeds has increased $6.2 million or 27.0% to $29.1 million for the first nine months of 2004 compared to 2003. Non-interest expense increased $903,000 or 2.0% for the same period.


Loans of the Corporation at September 30, 2004 increased $30.4 million or 2.1% over balances at the September 30, 2003 while deposits fell 1.2% or $17.6 million during the same period. Funds provided by maturing investments were used to fund the loan growth.


The earnings for the third quarter of 2004 decreased $468,000 to $6.0 million from $6.4 million for the third quarter of 2003. This represents a decrease in earnings per share of $0.03 to $0.44 per share from $0.47 for the same period of 2003. The third quarter net interest income for 2004 was $684,000 less than the same period of 2003. The increases and decreases related to the provision for loan losses, non-interest income, non-interest expense and tax expense reduced the effect of this decrease in net interest income on net income by $216,000.


The net interest margin remained stable during the third quarter of 2004, the result of two rate increases that took place during the 3rd quarter of 2004 by the Federal Reserve. This allowed the Corporation the benefit of earnings on assets from rate changes to occur at a faster rate than the cost of interest bearing liabilities.


First Financial Corporation is the holding company for First Financial Bank N.A. in Indiana and Illinois; The Morris Plan Company of Terre Haute and Forrest Sherer, Inc. in Indiana; and First Crawford State Bank and First Community Bank N.A. in Illinois.



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                          FIRST FINANCIAL CORPORATION

         FOR THE QUARTER AND THE NINE MONTHS ENDING SEPTEMBER 30, 2004

              (Dollar amounts in thousands except per share data)


                           09/30/04        09/30/03        CHANGE            % CHANGE
                          ----------      ----------      ---------      -----------------
YEAR TO DATE
INFORMATION:

Net Income                   $22,989         $19,650         $3,339                 16.99%
Earnings Per
Average Share                  $1.70           $1.45          $0.25                 17.24%
Return on Assets               1.38%           1.20%          0.18%                 15.00%
Return on Equity              11.62%          10.50%          1.12%                 10.67%
Net Interest Margin            3.77%           4.00%         -0.23%                 -5.75%
Net Interest Income          $53,533         $56,138       $(2,605)                 -4.64%
Non-Interest Income          $29,091         $22,899         $6,192                 27.04%
Non-Interest Expense         $47,279         $46,376           $903                  1.95%
Loan Loss Provision           $6,069          $6,848         $(779)                -11.38%
Net Charge Offs               $4,602          $5,359         $(757)                -14.13%
Efficiency Ratio              57.16%          55.33%          1.83%                  3.31%

QUARTER TO DATE
INFORMATION:

Net Income                    $5,975          $6,443         $(468)                 -7.26%
Earnings Per
Average Share                  $0.44           $0.47        $(0.03)                 -6.38%
Return on Assets               1.08%           1.18%         -0.10%                 -8.47%
Return on Equity               9.05%          10.28%         -1.23%                -11.96%
Net Interest Margin            3.77%           3.96%         -0.19%                 -4.80%
Net Interest Income          $17,847         $18,531         $(684)                 -3.69%
Non-Interest Income           $8,193          $7,310           $883                 12.08%
Non Interest Expense         $15,875         $15,578           $297                  1.91%
Loan Loss Provision           $2,223          $2,318          $(95)                 -4.10%
Net Charge Offs               $1,332          $1,283            $49                  3.82%
Efficiency Ratio              58.00%          56.78%          1.22%                  2.15%

BALANCE SHEET:

Assets                    $2,184,724      $2,193,686       $(8,962)                 -0.41%
Deposits                  $1,432,577      $1,450,167      $(17,590)                 -1.21%
Loans                     $1,468,044      $1,437,677        $30,367                  2.11%
Shareholders' Equity        $269,474        $253,933        $15,541                  6.12%
Book Value Per Share          $19.96          $18.66          $1.30                  6.95%
Average Assets             2,216,600       2,183,120        $33,480                  1.53%